UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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    DOMTAR CORPORATION

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Sowing the Seeds of Change

Domtar

Annual Review
2009

Sowing the Seeds of Change

Domtar

Annual Review

2009

3	Letter to Employees, Customers and Stockholders

6	Domtar at a Glance

8	Board of Directors and Management Committee

12	Health and Safety

14	Footprint

18	Papers

26	Paper Merchants

30	Wood

35	Thriving Through Sustainability

36	Championing the Forest

40	Equity and Debt Investors

Domtar EarthChoice® originates from forests independently certified by the Rainforest Alliance as meeting the management standards of the Forest Stewardship Council.

Production Notes

Paper:

Cover printed on FSC-certified 80 lb. Lynx® Opaque Ultra Cover, Smooth Finish.

Text printed on FSC-certified 70 lb. Lynx® Opaque Ultra Text, Smooth Finish.

Printing:

Printed out of four-color process and one-spot PMS warm Gray 10 with UV ink throughout on a six-color Komori LS640 with full inter-deck and end-of-press UV drying systems.

Each seed is a new beginning.

Each action we take is a seed we sow today that will bear fruit tomorrow. Like the seeds planted for trees, these actions carry the promise of change through renewal and growth:

Rationalizing capacity to respond to demand changes and repurposing assets to products with growing demand

Increasing energy efficiency and reducing fossil fuel consumption

Investing to improve air quality and environmental performance

Expanding direct sales presence in developing overseas markets

Exploring new technological frontiers and developing innovative applications for wood fiber-based products

Reducing indebtedness and improving financial flexibility for future projects

We look to the future with energy and determination and each of our achievements is like a seed thriving in the rich foundation our employees have built. Like the cycles of nature and the cycles of wood, pulp and paper production, every one of these seeds represents a new beginning: a stronger one.

DOMTAR ANNUAL REVIEW 2009 1

To our employees, customers and stockholders:

Join us as we build on the past and plant seeds for a stronger future.

DOMTAR ANNUAL REVIEW 2009 3

2009 was a challenging year for our economy and for many business sectors—and the pulp and paper industry was no exception. In the face of adverse economic and market conditions, Domtar management and employees buckled down to focus on the fundamentals: customers, costs, cash. The result? We successfully navigated through the storm, demonstrating progress throughout the second half of the year. Stronger from the experience, we are ready to take on the future.

Although we are all quite eager to talk about the recession and its recovery in the past tense, I think it is important to take a moment and recognize that we faced dramatic challenges last year and that, all things considered, we performed very well. None of this would have been possible without the loyalty of our customers, the hard work of our employees, and the support of our stockholders.

Executing Under Pressure

While sometimes we may want to initiate change, too often change is thrust upon us. In late 2008 and throughout 2009, many changes occurred that we did not anticipate, including rapidly declining demand for paper and the collapse of pulp prices. Instead of fighting against these changes, we chose to adapt and responded effectively to an evolving reality.

Given the declining demand for paper and pulp, we aggressively balanced our production with demand by taking 257,000 metric tons of pulp and 467,000 tons of paper lack-of-order downtime, and rationalized paper capacity by approximately 199,000 tons. We also reduced paper inventories by about 150,000 tons.

Keeping our focus on financial discipline, we strengthened our balance sheet by paying down over $400 million of debt over the past year and by refinancing a significant portion of our debt back in June. This certainly contributed to improving our credit rating outlook. We plan on continuing to focus on debt repayment.

In terms of financial performance, we closed the year on a high note despite the seasonality of our business. We generated $686 million in free cash flow including cash received from fuel tax credits, resulting from the production of black liquor at our U.S. pulp and paper mills. Initiatives to reduce working capital were an important part of this, including $261 million from inventory reduction and additional monies from procurement initiatives, demonstrating that hard work really pays off!

Planting Seeds for the Future

In 2009, our focus was on cutting costs at every level of the organization and working on our fundamentals. Despite this focus, we never stopped thinking about the future of our business or the needs of our customers. We opened a pulp sales office in Hong Kong—expanding our sales force capabilities to establish direct customer relationships and services in a growing market. We are also converting our Plymouth, NC, mill to 100% fluff pulp production by the end of 2010, capitalizing on the mill’s ideal location and existing fluff pulp production expertise.

In early 2010, we established a partnership involving the development of nanotechnologies. Potential product applications range from polymers to bone replacement. Although only in the development stages, this initiative demonstrates the potential of wood fiber-based products beyond pulp and paper.

Reducing our greenhouse gas emissions by decreasing our reliance on fossil fuels and developing energy efficiency programs remains another important priority for Domtar. While maintaining our 78% energy self-sufficiency in 2009, we also made progress toward improving our performance even further.

We broke ground for a new steam generator at our Marlboro, SC, mill which will bring the mill to 95% energy self-sufficiency. We have also entered into a partnership with We Energies at our Rothschild, WI, mill for the potential

4    DOMTAR ANNUAL REVIEW 2009

development of a steam plant on location that would not only provide the mill with 100% of its steam requirements but also supply power to We Energies customers in the area. These initiatives help us cut costs, improve our carbon footprint by reducing our reliance on fossil fuels and also speak to the potential of using biomass as a source of energy, already an important part of pulp and paper manufacturing.

We will have the opportunity to invest in our Canadian mills with projects aimed at improving their energy and environmental performance thanks to the Canadian Government’s Pulp and Paper Green Transformation Program. To date, we have a total of seven projects in the works, including two substantial projects in Kamloops, BC. In total, approximately CAD$143 million has been allocated to Domtar.

In our manufacturing system, we have expanded Forest Stewardship Council (FSC) Chain-of-Custody certification to our entire mill network. What does this mean? We can now produce FSC-certified products at any of our mills across North America. This will help us further develop our Domtar EarthChoice® line of sustainable papers. We are working on increasing the availability of FSC fiber to continue to grow this brand through various initiatives with industry partners and suppliers, namely the Carbon Canopy project.

Last year we marked a significant milestone, selling our millionth ton of Domtar EarthChoice® paper. This achievement underlines our continued commitment to providing our customers and end users with high quality and environmentally responsible products.

A Promise of Renewal and Positive Change Ahead

Although the recession may be behind us, a new reality lies ahead and is ours now to embrace. The fact is that we are in a mature business. We must focus more than ever on our competitive advantages as a market and sustainability leader, as well as a manufacturer of high quality and environmentally responsible pulp and paper products. We will continue to focus on customers, costs and cash, and on maximizing the value of our assets while seeking opportunities for growth and diversification. This includes the repurposing of our assets where viable, partnerships and the divestiture of businesses and trailing assets that we consider non-core.

On the Paper Merchants business front we are evaluating our geographic position. We have a sales force that moves approximately 0.7 million tons of paper a year but with a mostly Eastern presence. We are looking at the best way to optimize this business.

While in 2009 we reacted to many unexpected changes, in the future we will be the agents of change. We will see the projects that we have undertaken through to their completion while keeping an eye on other potential opportunities to plant seeds for the future.

“While in 2009 we reacted to many unexpected changes, in the future we will be the agents of change.”

We are highly motivated, and I am excited and proud to work with a team that has proven that it can rise to a challenge. As we sow the seeds of change for the future, I am confident that we will continue to make important progress toward our company’s growth and success.

John D. Williams

President and Chief Executive Officer

DOMTAR ANNUAL REVIEW 2009    5

Domtar’s Business at a Glance

Papers

The Papers segment includes the manufacturing, converting, marketing and distribution of business, commercial printing, publishing, converting, and specialty papers. In 2009, approximately 79% of our Papers segment sales were made to customers in the United States, 9% in Canada, and 12% in other countries. The Papers segment also includes the marketing and distribution of papergrade, fluff, and specialty pulp, produced in excess of internal requirements for papermaking. In 2009, approximately 26% of our market pulp sales were in the United States, 11% in Canada, and 63% in other countries.

Paper Merchants

The Paper Merchants segment involves the purchasing, warehousing, sale and distribution of our paper products and those of other manufacturers. These products include business, printing and publishing papers, and certain industrial products. In 2009, approximately 68% of our sales were made to customers in the United States and 32% to customers in Canada.

Wood

The Wood segment comprises the manufacturing, marketing and distribution of lumber and wood-based, value-added products, as well as the management of forest resources in Canada and the United States. In 2009, approximately 47% of the sales were made to customers in the United States and 53% to customers in Canada.

Sales

Segment Assets

Employees

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2009 Financial Highlights

(in millions of U.S. dollars, unless otherwise noted)

Sales

Capital Expenditures

EBITDA Before Items2

Long-Term Debt

including current portion

Sales by Region

Selected Financial Figures

(in millions of U.S. dollars, unless otherwise noted)	2007[1]	2008	2009
Sales	5,947	6,394	5,465
Operating income (loss) per segment
Papers	321	(369)	650
Paper Merchants	13	8	7
Wood	(63)	(73)	(42)
Corporate	(1)	(3)	—
Operating income (loss)	270	(437)	615
Net earnings (loss)	70	(573)	310
Cash flow provided from operating activities	606	197	792
Capital expenditures	116	163	106
Free cash flow[2]	490	34	686
Total assets	7,726	6,104	6,519
Long-term debt, including current portion	2,230	2,128	1,712
Net debt-to-capitalization ratio[2]	41%	50%	35%
Total shareholders’ equity	3,197	2,143	2,662
Weighted average number of common and exchangeable shares outstanding in millions (diluted)	39.7	43.0	43.2

[1]	Including Domtar Inc. from March 7, 2007. For more information, refer to the 2009 Annual Report on Form 10-K.
[2]	Non-GAAP financial measure. Consult the Reconciliation of Non-GAAP Financial Measures at www.domtar.com.

DOMTAR ANNUAL REVIEW 2009    7

A Board of Directors Firmly in Charge

1	Harold H. MacKay Chairman of the Board Counsel, MacPherson Leslie & Tyerman LLP Regina, Saskatchewan, Canada

2	John D. Williams President and Chief Executive Officer, Domtar Corporation Montreal, Quebec, Canada
3	Jack C. Bingleman President, JCB Consulting, LLC Vero Beach, Florida, USA
4	Louis P. Gignac President, G Mining Services Inc. Montreal, Quebec, Canada
5	Brian M. Levitt Co-Chair, Osler Hoskin & Harcourt LLP Montreal, Quebec, Canada
6	W. Henson Moore Corporate Director Baton Rouge, Louisiana, USA
7	Michael R. Onustock Corporate Director Portland, Oregon, USA
8	Robert J. Steacy Corporate Director Toronto, Ontario, Canada
9	William C. Stivers Corporate Director North Bend, Washington, USA
10	Pamela B. Strobel Corporate Director Winnetka, Illinois, USA
11	Richard Tan President and Chief Executive Officer, Pacific Millennium Holdings Corporation San Diego, California, USA
12	Denis Turcotte Consultant and Asset Manager Sault Ste. Marie, Ontario, Canada

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Governance—Board of Directors and Leadership Structure

Our Board of Directors has a stewardship responsibility to supervise the management conduct of Domtar, and it is accountable to Domtar’s stockholders for sound corporate governance and enhancement of stockholder value. The Board has adopted, and acts in accordance with, the Corporate Governance Guidelines that comply with the listing standards of the NYSE and TSX, in all respects, including director responsibilities, qualification standards, independence, compensation, continuing education, succession planning, and board performance assessment. The Guidelines also explicitly recognize the Board’s responsibility for assessment of risks facing the Corporation and review of strategies for risk mitigation. The positions of Chairman of the Board and Chief Executive Officer (CEO) are separate and distinct, which allows our CEO to focus on the management of the Corporation, while our Chairman leads the Board in its role of advising and overseeing management.

Board Committees

Our Board carries out its responsibilities with the assistance of four standing committees, which are composed of the members of the Board and which are entrusted with specific areas of oversight.

The Audit Committee has responsibility to oversee the quality and integrity of accounting, auditing and financial reporting practices, including the Corporation’s compliance with legal and regulatory requirements, and it appoints, compensates and oversees the Corporation’s independent auditors.

The Nominating and Corporate Governance Committee has a leadership role in shaping the governance of the Corporation, reviewing the compensation of the Corporation’s directors and providing oversight and direction with regard to the functioning and operation of the Board, including reviewing and recommending candidates for election as directors.

The Human Resources Committee has responsibility for reviewing and approving the design of the Corporation’s compensation and benefits systems, including incentive compensation and equity incentives, for evaluation of the Corporation’s CEO, and for succession planning.

The Environmental, Health and Safety Committee oversees and reviews the environmental, health and safety policies, standards, procedures, practices and compliance with applicable regulatory requirements, as well as related objectives and plans for implementing measures and risk management programs regarding environmental protection and occupational health and safety.

Business Conduct and Ethics

The Corporation has adopted a Code of Business Conduct and Ethics, which is applicable to all its employees, as well as a Code of Business Conduct for Members of the Board. These codes help foster the Corporation’s values and culture of openness and accountability.

For more information on the Corporation’s governance system, please refer to our website or our 2010 Notice of Annual Meeting and Proxy Statement.

Director	Audit	Nominating and Corporate Governance	Human Resources	Environmental, Health and Safety
Harold H. MacKay (Chairman of the Board)		Chair
Jack C. Bingleman	x	x
Louis P. Gignac	x			x
Brian M. Levitt		x	Chair
W. Henson Moore	x			Chair
Michael R. Onustock			x	x
Robert J. Steacy	Chair	x
William C. Stivers	x			x
Pamela B. Strobel		x	x
Richard Tan			x	x
Denis Turcotte			x

DOMTAR ANNUAL REVIEW 2009    9

An Experienced Management Committee

Domtar’s Management Committee is in charge of running our business. A group of seasoned professionals, they are able to proactively meet our challenges while capitalizing on opportunities as they arise. And 2009 saw its share of both. Domtar’s management team prides itself on its ability to adapt to an ever-challenging environment.

The Fundamentals of Success: Three Cs

Customers

Our customers are the reason we are in business. Our efforts focus on maximizing our supply chain and providing them with the products they need. It’s about listening to our customers and paying attention to their changing needs. That’s our value proposition as the market leader. We also seek to learn more about product end users and their paper consumption habits.

Costs

Cost reduction measures implemented in early 2009 to deal with a challenging economic environment have led to more permanent measures that ultimately changed and improved our purchasing and spending practices. We continue to manage our costs closely and save wherever we can, without compromising on the quality of our services and products.

Cash

We aim to conserve our solid liquidity position and maintain a strong cash flow, while strengthening our risk profile and improving our capital structure by continuing to pay down debt.

10    DOMTAR ANNUAL REVIEW 2009

A Change in the Air

In 2009, Domtar restructured and consolidated its Management Committee. Membership went from thirteen to nine after the number of direct reports to the Chief Executive Officer was reduced and certain functions consolidated. Namely, Sales and Marketing were brought together under the leadership of Richard L. Thomas; Daniel Buron, Chief Financial Officer, took over responsibility for Information Technology; and Zygmunt Jablonski, General Counsel, took over the Corporate Affairs functions.

The beginning of 2010 also welcomed two new faces: Mark Ushpol joined the company as Senior Vice-President of Distribution, as did Melissa H. Anderson as Senior Vice-President of Human Resources.

John D. Williams, our President and Chief Executive Officer since the beginning of 2009, has made a mark on his leadership team, making it leaner and better adapted to our new reality.

1	John D. Williams
President and
Chief Executive Officer
2	Melissa H. Anderson
Senior Vice-President
Human Resources
3	Daniel Buron
Senior Vice-President and
Chief Financial Officer
4	Michael Edwards
Senior Vice-President
Pulp and Paper Manufacturing
5	Zygmunt Jablonski
Senior Vice-President
Law and Corporate Affairs
6	Patrick Loulou
Senior Vice-President
Corporate Development
7	Jean-François Mérette
Senior Vice-President
Forest Products
8	Richard L. Thomas
Senior Vice-President
Sales and Marketing
9	Mark Ushpol
Senior Vice-President
Distribution

DOMTAR ANNUAL REVIEW 2009    11

The Importance of Health and Safety

At Domtar, we consider safety “non-negotiable.” It is both a business and moral issue. We firmly believe in the right of our employees to enjoy safe working environments, and we constantly engage them in the process of maintaining safety performance and finding ways to improve it. On the business side, we believe that positive safety performance records are a reflection of a sound and well-run company.

With an ultimate goal of zero injuries, we must work safely both individually and collectively as we go about our day-to-day tasks. We have made solid progress in reducing workplace injuries and incidents since 2007. In fact, 2009 was a successful year when compared to 2007 and 2008. The total frequency rate of recordable injuries was 1.51, a 35% improvement over 2007. Nevertheless, constant vigilance and effort will be required to continue reducing workplace incidents. With safety, we always strive to do better.

Domtar will continue to set aggressive targets to reflect the importance of health and safety throughout the organization.

Number of Recordable Injuries

per 200,000 work hours

12    DOMTAR ANNUAL REVIEW 2009

DOMTAR ANNUAL REVIEW 2009 13

HONG KONG

PULP SALES OFFICE

Footprint

HEAD OFFICE

Montreal, QC

395 de Maisonneuve Blvd. West

Montreal, QC H3A 1L6

Canada

OPERATIONS CENTER

Fort Mill, SC

100 Kingsley Park Drive

Fort Mill, SC 29715-6476

USA

PULP AND PAPER OPERATIONS

DOMTAR DISTRIBUTION GROUP

WOOD OPERATIONS

ENTERPRISE GROUP

REGIONAL REPLENISHMENT CENTERS

14 DOMTAR ANNUAL REVIEW 2009

MONTREAL, QC

FORT MILL, SC

NEWFOUNDLAND

DOMTAR ANNUAL REVIEW 2009 15

The average Domtar mill draws 78% of its thermal energy from renewable fuels.

To learn more, visit www.domtar.com/energy

DOMTAR ANNUAL REVIEW 2009 17

Papers

We operate a network of 15 mills for the manufacturing of pulp and paper, 11 of which are located in the United States and 4 in Canada.

HEAD OFFICE

MONTREAL, QC

395 de Maisonneuve Blvd. West

Montreal, QC H3A 1L6

Canada

OPERATIONS CENTER

FORT MILL, SC

100 Kingsley Park Drive

Fort Mill, SC 29715-6476

USA

PULP AND PAPER MILLS

1	ASHDOWN, AR

933,000 ST

of paper per year

86,000 ADMT

of pulp per year

2	COLUMBUS, MS

238,000 ST

of paper per year

3	ESPANOLA, ON

77,000 ST

of paper per year

114,000 ADMT

of pulp per year

4	HAWESVILLE, KY

634,000 ST

of paper per year

47,000 ADMT

of pulp per year

5	JOHNSONBURG, PA

374,000 ST

of paper per year

6	KINGSPORT, TN

425,000 ST

of paper per year

7	MARLBORO, SC

391,000 ST

of paper per year

8	NEKOOSA, WI

167,000 ST

of paper per year

9	PORT HURON, MI

116,000 ST

of paper per year

10	ROTHSCHILD, WI

147,000 ST

of paper per year

11	WINDSOR, QC

670,000 ST

of paper per year

33,000 ADMT

of pulp per year

MARKET PULP MILLS

12	DRYDEN, ON

319,000 ADMT

of pulp per year

13	KAMLOOPS, BC

477,000 ADMT

of pulp per year

14	PLYMOUTH, NC

444,000 ADMT

of pulp per year

15	WOODLAND, ME

398,000 ADMT

of pulp per year

CONVERTING AND DISTRIBUTION

16	ADDISON, IL

17	ASHDOWN, AR

18	BROWNSVILLE, TN

19	DUBOIS, PA

20	GRIFFIN, GA

21	MIRA LOMA, CA

22	OWENSBORO, KY

23	RIDGEFIELDS, TN

24	ROTHSCHILD, WI

25	TATUM, SC

26	WASHINGTON COURT HOUSE, OH

27	WINDSOR, QC

FORMS MANUFACTURING

28	LANGHORNE, PA

29	ROCK HILL, SC

CONVERTING, DISTRIBUTION AND FORMS

30	CERRITOS, CA

31	DALLAS, TX

32	INDIANAPOLIS, IN

All paper tonnage is expressed in short tons (ST) and by mill production capacity.

All pulp tonnage is expressed in air dry metric tons (ADMT) and by mill market pulp production capacity.

18    DOMTAR ANNUAL REVIEW 2009

Overview

We design, manufacture, market and distribute a wide range of business, commercial printing and publishing as well as converting and specialty papers to customers located predominantly in the United States and Canada. We sell a combination of private labels and well-recognized branded products such as Cougar®, Lynx® Opaque Ultra, Husky® Opaque Offset, First Choice®, and Domtar EarthChoice® Office Paper, part of our family of environmentally and socially responsible papers.

We manufacture papergrade, fluff and specialty pulp in excess of our internal requirements for papermaking. This pulp is dried and sold to customers in North America and in export markets.

Market Position

PAPER

Domtar’s annual paper production capacity is approximately 3.9 million tons of uncoated freesheet and approximately 238,000 tons of coated ground-wood. Based on production capacity, we are the largest integrated manufacturer and marketer of uncoated freesheet paper in North America, and the second largest in the world.

According to the Pulp and Paper Products Council (PPPC), North American demand for uncoated freesheet paper in 2009 was 10.6 million tons, an 11.5% decline when compared to 2008, while North American production of uncoated freesheet was 10.3 million tons, a 12% decline from 2008.

Global demand for uncoated freesheet was approximately 42.3 million tons in 2009, a 5.2% decline when compared to 2008 (PPPC).

North American demand has been declining at a rate of approximately 4.2% per year since 2000 (PPPC) while global demand has been relatively flat, increasing at a rate of approximately 0.2% per year since 2000 (RISI). We expect North American demand will continue to decline between 3% and 5% per year while global demand is forecasted to grow at an annual rate of 2.4% over the next five years (RISI), buoyed by strong demand in South East Asia and Eastern Europe.

PULP

Domtar’s net market pulp position is approximately 1.7 million metric tons of hardwood, softwood and fluff pulp. Domtar is the largest market pulp producer in North America, and one of the largest in the world.

According to PPPC, North American production of market pulp stood at 12.6 million metric tons in 2009, a 19% decline when compared to 2008. Global production of market pulp was approximately 35.5 million metric tons in 2009, a 15% decline when compared to 2008 (PPPC).

[1]	Non-GAAP financial measure. Refer to the Reconciliation of Non-GAAP Financial Measures at www.domtar.com.

DOMTAR ANNUAL REVIEW 2009    19

DOMTAR PAPER PRODUCT OFFERING

CATEGORY	BUSINESS PAPER		COMMERCIAL PRINTING & PUBLISHING PAPER			CONVERTING & SPECIALTY PAPER
TYPE	UNCOATED FREESHEET				COATED GROUNDWOOD	UNCOATED FREESHEET
GRADE	Copy	Premium imaging/ Technology papers	Offset Colors Index Tag Bristol	Opaques Premium opaques Lightweight Tradebook	No. 4 No. 5	Business converting Flexible packaging Abrasive papers Decorative papers Imaging papers Labels Medical disposables
APPLICATION	Photocopies Office documents Presentations		Commercial printing Direct mail Pamphlets Brochures	Stationery Brochures Annual reports Books Catalogs	Catalogs Magazines Direct mail Cards Posters Packaging	Forms and envelopes Food and candy packaging Surgical gowns Repositionable note pads Check & security papers

2009 Highlights

Review

•

Sales declined 15% to $4.401 billion when compared to 2008. The decrease in sales is mainly due to lower paper shipments and lower average selling prices, partially offset by higher shipments for pulp.

•

EBITDA before items[1] was $652 million, a 19% decline when compared to the prior year. The decrease is mainly due to lower paper shipments, lower average selling prices for pulp and paper, and was partially offset by the favorable impact of a weaker Canadian dollar compared to the U.S. dollar.

•	Capital expenditures stood at $93 million, a 28% decline when compared to 2008.

•	Health and safety performance improved by 10% when compared to the prior year.

•	Headcount declined 8.7% to 8,351 when compared to 2008.

Developments

•

Announced the conversion of the Plymouth, NC, mill to 100% fluff pulp production. This will result in the permanent closure of 199,000 tons of uncoated freesheet capacity and in the increase of Domtar’s fluff pulp capacity almost threefold to 444,000 metric tons. The mill reconfiguration and start-up of the new fluff pulp machine is expected to be completed in the fourth quarter of 2010.

•

Opened a pulp sales office in Hong Kong. Prior to this opening, pulp sales in Asia were handled by agents for a commission fee. The office provides our pulp sales organization with more in-depth knowledge of market conditions and business activity while enabling the development of closer relationships with our customers in this growing market.

20    DOMTAR ANNUAL REVIEW 2009

•	Completed Forest Stewardship Council (FSC) Chain-of-Custody certification of all of our pulp and paper mills. We now have the ability to manufacture FSC-certified products across our entire network.

•

Marked a significant milestone with the sale of the millionth ton of FSC-certified paper since the first ton was manufactured in 2002. Our offering has evolved into a full line of environmentally and socially responsible papers called Domtar EarthChoice®.

•

Increased brightness level of Husky® Opaque Offset from 92 to 94 brightness, setting a new industry standard for opaque offsets and delivering trouble-free printing and consistent quality, run after run.

Priorities

We aim to be recognized as the supplier of choice of branded and private branded paper products for consumer channels, stationers, merchants, printers, retailers and converters in North America.

To achieve our goals, we intend to focus on:

•	Pursuing cost reduction efforts through a strong focus on manufacturing excellence, continuous improvement of operations and improved health and safety performance.

•	Researching and deepening our understanding of paper end-user consumption patterns to be in a better position to anticipate the ever-changing needs of our customers and paper end users.

•	Diversifying target end markets for market pulp and consolidating our presence in the rapidly expanding Asian markets.

•	Increasing self-generated energy and steam to decrease Domtar’s reliance on fossil fuels and thereby reduce our carbon footprint.

•	Leveraging the company’s expertise and assets to bring an increasing stream of revenue from growth areas.

•	Pursuing new applications to increase production, mitigate costs and reduce environmental impacts.

Key Figures

(in millions of U.S. dollars, unless otherwise noted)

Year ended December 31	2009	2008
Sales	4,401	5,164
EBITDA before items[1]	652	801
Depreciation and amortization	382	435
Operating income before items[1]	270	366
Capital expenditures	93	130
Total assets	5,538	5,399
Paper production (‘000 ST)	3,604	4,385
Paper shipments (‘000 ST)	3,757	4,406
Pulp shipments (‘000 ADMT)	1,539	1,372
Number of employees	8,351	9,147

[1]	Non GAAP financial measure. Refer to the Reconciliation of Non-GAAP Financial Measures at www.domtar.com.

DOMTAR ANNUAL REVIEW 2009    21

Products. Pride. Promise.

Responsibility from Start to Finish

Being a sustainable company involves product stewardship. For us, that means offering our customers a wide range of products certified according to world-class sustainability standards.

To make this possible, we have spent over a decade certifying most of our forests and all of our manufacturing facilities, converting operations and the Domtar Distribution Group, under the standards of the FSC, SFI, PEFC and/or CSA (see page 36 for more information). With these certifications, we can affirm that every step in our supply chain—from the forest floor to the customer’s door—has been rigorously assessed and is responsibly managed.

We are proud to have been one of the first in our industry to adopt the highest environmental and social standards in the world. We are confident that Domtar and our customers will continue to reap the benefits of the promise this carries.

The Chain of Custody

The chain of custody represents the paper trail that enables any product bearing a certifier’s logo to be traced all the way from its forest of origin through manufacturing, processing and distribution. It is an independent guarantee of sound product stewardship, one that is increasingly sought after by end users, customers and corporations. FSC Chain-of-Custody certification, respected by leading environmental organizations, is our preferred choice where it is available.

In 2008, Domtar’s longstanding commitment to third-party chain-of-custody certification assumed new importance with the amendment of the 1900 Lacey Act by the U.S. Congress. Under the Act, all importers of virtually any product containing plant material (including wood) must verify the content and source of this material, effective September 1, 2010. The major objective of the Act is to help stem the importation to the U.S. of illegally harvested wood from the source country.

Our diligence over the years has already ensured that all Domtar products are compliant with the Lacey Act.

22    DOMTAR ANNUAL REVIEW 2009

Domtar EarthChoice®

Domtar EarthChoice® is our socially and environmentally responsible family of FSC-certified papers. This comprehensive line offers more choices of products, both with and without recycled content, for more end uses than any other on the market. It has proven itself perfectly suited for a broad spectrum of applications, from corporate identity materials, to business and office uses, digital printing , direct mail, transaction printing , converting , publishing—and everything in between.

This diverse offering, coupled with our unparalleled commitment to third-party certification, is what differentiates Domtar in the growing market for environmental papers. The latter has also helped us garner the support of leading environmental organizations such as WWF-Canada and the Rainforest Alliance, which have applauded us for the rigor of the forest management practices that support the Domtar EarthChoice® product family.

DOMTAR EARTHCHOICE® FAMILY OF PAPERS

Cougar®	EarthChoice® Wove Envelope
Cougar® DigitalChoice™	ci2000® Envelope
Lynx® Opaque Ultra	EarthChoice® Tradebook
Lynx® Digital	Domtar Lightweight Publishing Papers
HOTS®	Domtar Reply Card
EarthChoice® Office Paper	Domtar Strategic Specialty Items
First Choice®	Jupiter™
Domtar® Multi-System Ultra	Saturn®

Thanks a Million!

In 2009, our customers and employees helped us reach a major milestone with the sale of our millionth ton of Domtar EarthChoice® paper. This achievement was both a gauge of our success in reading the needs of our markets and an affirmation of our decision to seek FSC certification across our operations. It demonstrated that customers have accepted the value of the Domtar EarthChoice® brand and what it offers: a tangible way for them to achieve their “green” objectives.

Domtar remains committed to offering our customers choices that reflect their changing needs. We have continued to develop products in the Domtar EarthChoice® line through enhancements in brightness, opacity, surface formation and consistency. What’s more, since we now have the ability to manufacture Domtar EarthChoice® papers at all of our mills, we have the capacity to grow our flagship line of environmental products even further.

DOMTAR ANNUAL REVIEW 2009    23

Paper is one of the few truly sustainable products as it comes from a renewable resource and is recyclable and biodegradable.

To learn more, visit www.domtar.com/earthchoice

Paper Merchants

Under the Domtar Distribution Group (DDG) banner, we operate four regional paper distributors and a publishing solutions group from 26 locations, primarily in the Midwest and Northeast United States and in Eastern Canada.

Our product offering is composed of uncoated, coated and specialized papers. DDG also supplies industrial products such as premium inks, press chemistry, blankets, plates, aqueous coatings, films, proofing papers, bindery supplies and lamination supplies. DDG serves the retail market with branded and private label products from over 75 suppliers located around the world.

HEAD OFFICE
MONTREAL, QC
395 de Maisonneuve Blvd.West
Montreal, QC H3A1L6
Canada
DDG HEAD OFFICE
COVINGTON, KY
DOMTAR DISTRIBUTION GROUP

1       ALBANY, NY

2       BALTIMORE, MD /

         WASHINGTON,DC

3       BOSTON, MA

4       BUFFALO, NY

5       CINCINNATI, OH

6       CLEVELAND, OH

7       COLUMBUS, OH

8       DALLAS / FORT

         WORTH,TX

9       DARTMOUTH, NS

10     DAYTON, OH

11     FORT WAYNE, IN

12     HARRISBURG, PA

13     HARTFORD, CT

14     INDIANAPOLIS, IN

15     LANCASTER, PA

16     LONDON, ON

17     MONTREAL, QC

18     MOUNT PEARL, NL

19     NEW YORK, NY

20     OTTAWA, ON

21     PHILADELPHIA, PA

22     QUEBEC CITY, QC

23     SOUTHPORT, CT

24     TORONTO, ON

25     UNIONTOWN, OH

26    DOMTAR ANNUAL REVIEW 2009

2009 Highlights

Overview

Review

•

Sales declined 12% to $873 million when compared to 2008. The decrease in sales is mainly due to lower paper, forms and industrial/packaging product deliveries and a decrease in selling prices. As part of the total product mix, Domtar paper products represented approximately 33% of DDG’s total shipments in 2009.

•

EBITDA before items [1] was $12 million, a 9.1% in crease when compared to the prior year. The increase is mainly due to lower operating costs. While competition was fierce in 2009, DDG gained market share during the year with a 9.5% decline in shipments compared to a 16% decline in overall freesheet paper demand in North America (PPPC). DDG also improved its inventory turns by 13% during the year, and reduced inventory value by 17% versus 2008.

•	Health and safety performance improved by 64% when compared to the prior year.

•	Headcount declined 9.2% to 796 when compared to 2008.

Developments

•

Launched the Green Solutions program to support customers aiming to go green, notably by helping achieve chain-of-custody certification, helping measure the environmental footprint and assisting in making better “green” choices.

•

As one of North America’s first Tri-Certified paper distributors, DDG made a commitment to maintaining the standards of the Forestry Stewardship Council (FSC), the Programme for the Endorsement of Forest Certification systems (PEFC), and the Sustainable Forestry Initiative (SFI) in all of its operations.

•	Selected by Heidelberg as the exclusive distributor of its Saphira brand of premium pre-press and post-press supplies.

•	Successfully integrated the Contract Paper Group into RIS Paper distribution group.

•	Launched a new website to provide customers easy and integrated access to the full range of resources that DDG has to offer.

•	Upgraded the online store in Canada. The U.S. store will be upgraded in 2010.

Priorities

•

DDG aims to be the distributor of choice to a wide and diverse customer base that includes small, medium and large commercial printers, publishers, quick copy firms, catalog and retail companies, and institutional entities.

To achieve this goal, we focus on:

•	Enhancing the profitability of our warehouse distribution system, which currently represents approximately 50% of our total sales.

•	Creating upstream business relationships with national accounts to secure high-volume opportunities, notably in the distribution of certified paper products, in order to capture long-term value.

•	Strengthening and deepening our relationships and joint business planning with our strategic suppliers.

•	Opportunities for the distribution of different products and additional business areas to complement the current portfolio, such as expanding into new and emerging developments in the digital arena.

•	Operational excellence and efficiency, with a focus on inventory turns, supply-chain management and employee safety.

•	Implementation of a new Enterprise Resource Planning (ERP) system to improve the operational efficiency and productivity of DDG’s business processes.

•	Surveying our customer base to continually find ways to improve our product offering and services to better meet their needs.

Key Figures

(in millions of U.S. dollars, unless otherwise noted)

Year ended December 31	2009	2008
Sales	873	990
EBITDA before items[1]	12	11
Depreciation and amortization	3	3
Operating income before items[1]	9	8
Capital expenditures	1	2
Total assets	101	120
Number of employees	796	877

[1]	Non GAAP financial measure. Refer to the Reconciliation of Non-GAAP Financial Measures at www.domtar.com.

DOMTAR ANNUAL REVIEW 2009    27

Paper is recycled more than other materials.

In 2008, over 57% of paper consumed was recovered for reuse, compared to 35% for metals, 23% for glass, and 7% for plastic.

To learn more, visit www.domtar.com/sustainability

DOMTAR ANNUAL REVIEW 2009 29

Wood

We operate seven sawmills and one remanufacturing facility, and manage about 31 million acres of forestland in Canada and the United States. Our annual allowable softwood harvesting on public lands amounts to approximately 2.8 million cubic meters in Ontario and approximately 1.0 million cubic meters in Quebec. We obtain most of the wood fiber required for sawmilling operations either directly or indirectly from these harvesting rights.

Our product offering includes a variety of dimensional lumber, including grades of kiln-dried softwood lumber produced mainly from black spruce and jack pine as well as other specialty and industrial wood products.

HEAD OFFICE

MONTREAL, QC

395 de Maisonneuve Blvd. West

Montreal, QC H3A 1L6

Canada

SAWMILLS

1	EAR FALLS, ON

190 MFBM per year

2	GOGAMA, ON

100 MFBM per year

3	MATAGAMI, QC

100 MFBM per year

4	NAIRN CENTRE, ON

130 MFBM per year

5	STE-MARIE, QC

70 MFBM per year

6	TIMMINS, ON

140 MFBM per year

7	VAL-D’OR, QC

160 MFBM per year

REMANUFACTURING FACILITY

8	SULLIVAN, QC

75 MFBM per year

INVESTMENTS

9	ANTHONY-DOMTAR,

SAULT STE. MARIE, ON

10	ELK LAKE, ON

160 MFBM per year

All wood capacities are expressed in Million Foot Board Measure (MFBM).

30    DOMTAR ANNUAL REVIEW 2009

2009 Highlights

Overview

Review

•	Sales declined 20% to $191 million when compared to 2008. Lower average selling prices and lower shipments were mainly due to the housing downturn in the U.S.

•	EBITDA before items[1] was ($21) million, a 28% improvement when compared to the prior year. The improvement was mainly due to lower costs.

•	Capital expenditures stood at $4 million, a 43% decline when compared to 2008. The capital projects in 2009 were mostly related to maintenance in our mills, and road construction costs in the forests.

•	Health and safety performance improved by 31% when compared to the prior year.

•	Headcount declined 11% to 932 when compared to 2008.

Developments

•	We have expanded our breadth of products at our remanufacturing facility, which enables us to target new geographic markets and a larger client base.

•	We have worked hard with union leadership to renegotiate collective labor agreements that are satisfactory to all parties. These new agreements have enabled us to lower our costs.

Priorities

We sell most of our softwood lumber and our value-added products through our sales office located in Montreal to a wide range of retailers, distributors, manufacturers and wholesalers in the United States and Canada.

Our marketing efforts for lumber products are focused on providing our customers with efficient value-added supply chain integration, in order to have a high level of customer satisfaction and a balanced and diversified customer base for our products.

To achieve this goal, we focus on:

•	Being the leader in health and safety in North America.

•	Maintaining a privileged relationship with our customers, after-sale service, and on-time shipping to distinguish ourselves from the competition and maximize our revenues.

•	Building a competitive business by reducing operational costs and pursuing continuous improvement of operations.

•	Carefully managing production and maintenance scheduling while building strategic alliances with key customers to help bring demand stability and logistics predictability.

•

Rationalizing capacity and further streamlining operations to gain the flexibility and ability to adjust our U.S./Canadian customer mix when needed. The duties on exports of lumber products to the U.S. from Canadian mills result in a greater immediate focus on the Canadian market.

•

Continuing to increase sales to Canadian customers throughout 2010 as our strategy remains driven by current demand. Since the housing crisis, demand for wood products has been stronger in Canada versus the U.S.

•	Achieving key performance indicators and production strategies.

Key Figures

(in millions of U.S. dollars, unless otherwise noted)

Year Ended December 31	2009	2008
Sales	191	240
EBITDA before items[1]	(21)	(29)
Depreciation and amortization	20	25
Operating loss before items[1]	(41)	(54)
Capital expenditures	4	7
Total assets	250	247
Lumber production (Millions FBM)	560	667
Lumber shipments (Millions FBM)	574	677
Number of employees	932	1,053

[1]	Non GAAP financial measure. Refer to the Reconciliation of Non-GAAP Financial Measures at www.domtar.com.

DOMTAR ANNUAL REVIEW 2009    31

We are committed to well-managed forests as healthy forests are in Domtar’s best interest. This means that typically, for every tree harvested, several more are replanted or naturally regenerated.

To learn more, visit www.domtar.com/healthy-forests

DOMTAR ANNUAL REVIEW 2009 33

Thriving Through Sustainability

Domtar’s business approach takes into account every stage in the life cycle of our products - from the forest to the mill, to the customer and beyond.

Guided by this vision, we view our supply chain as more than just a framework to support the process of securing fiber and making and distributing lumber, pulp and paper products. With sustainability at its root, our supply chain is the life force behind our growth as a profitable and responsible manufacturer.

Over the years, we have cultivated an enduring commitment to sustainable practices and products with a view towards respecting the interests of all forest users and providing our customers with choices that reflect their social values - as well as our own.

DOMTAR ANNUAL REVIEW 2009    35

Championing the Forest

The Forest… Where it all Begins

The life cycle of paper starts in the forest. A well-managed forest is the best way to ensure that our company, surrounding communities and other users can continue to enjoy all the social and economic benefits it has to offer for generations to come.

The forest is a renewable asset only inasmuch as we all do our part to protect its long-term viability and biodiversity. At Domtar, we continually strive to minimize our environmental footprint. We continue to pursue independent, third-party certification for all of the nearly 31 million acres of forestland we directly license or own in Canada and the United States. We favor, and engage with, external fiber suppliers who share our commitment to responsible forest management and we assist others in achieving forestry certification.

Our dedication and respect for the forest has made us a leader in environmental and sustainable practices in the North American pulp and paper industry. Our commitment to, and preference for, FSC has earned us the support of leading environmental groups such as WWF-Canada and the Rainforest Alliance.

Our Certifications

We aim to assure our customers and other stakeholders of our commitment to sustainable forest management through certification of our forests and operations by internationally recognized and respected organizations.

FSC, SFI and PEFC certifications include the full “chain of custody”, a process that records the possession and transfer of wood and fiber, from the forests of origin through the various stages of production and all the way to the end user.

Forest Stewardship Council / fsc.org

FSC is an international, independent, not-for-profit organization that sets global standards for responsible forestry. FSC standards address important economic, social and environmental concerns in the forest products industry, and are widely accepted by over 85 leading environmental groups.

FSC

The Global Benchmark for Responsible Forest Management

Sustainable Forestry Initiative / sfiprogram.org

SFI is an independent, not-for-profit forest and paper certification program that integrates the perpetual growing and harvesting of trees with the preservation of wildlife, plants, soil, water, and air quality. In order to be certified, participants in the SFI program must undergo a thorough, third-party review of their operations.

SUSTAINABLE FORESTRY INITIATIVE

Programme for the Endorsement of Forest Certification / pefc.org

PEFC is an independent, not-for-profit, non-governmental organization that promotes an internationally credible framework for forest schemes and initiatives. It does not have its own standard but rather endorses systems it considers credible, including SFI and CSA.

PEFC

PEFC/29-31-183

Canadian Standards Association / csa.ca

CSA is a not-for-profit, membership-based organization serving business, industry, government and consumers in Canada and the global marketplace.

Sustainable Forest Management

Fostering Forest Certification

Accountability and transparency have become an increasingly important issue in today’s business environment. As a result, many organizations are developing policies targeting their supply chains because they want to know where their paper comes from.

Third-party forest certification systems, a number of which have been developed over the last two decades, have been readily adopted by manufacturers such as Domtar who view them as the best way to provide their customers with the desired traceability and assurance. Unfortunately, the rate of certification is not keeping up with the demand for certified paper.

Domtar commonly sources its fiber from privately owned forestland located in closer proximity to our manufacturing facilities than our own forests. This approach helps reduce costs and the environmental impact related to raw materials transportation. However, many of these forests, located primarily in the Southern U.S., are family owned and pursuing certification is not economically or technically feasible in the same way it is for forestlands managed or owned by Domtar. We are striving to help address this challenge by making the certification process an opportunity for all parties to protect the environment while reaping the benefits of an increase in certified fiber.

As per our Fiber Use and Sourcing Policy, our ultimate goal is to have all our suppliers certified to FSC or equivalent certification standards. To encourage adoption of these standards, we helped launch an initiative in 2009 called the Carbon Canopy. The initial aim of the project is to determine how private forest landowners in the Southern U.S. can best benefit financially from investing in forest conservation and restoration according to FSC requirements.

We have also lent our support, through the FSC Procurement Group, to the Responsible Procurement Program put forward by the National Wood Flooring Association. This program strives to assist family forest landowners, who collectively own 59% of U.S. timberland, in overcoming the barriers to FSC certification.

In the region surrounding our Johnsonburg, PA, mill, the fact that our purchasing preference is towards FSC fiber has been sufficient encouragement for many local forest owners. Over 177,000 acres of forest have become or are currently in the process of becoming FSC-certified in Pennsylvania and New York, and we applaud this initiative.

By promoting and helping foster responsible forest management according to world-class standards, Domtar is helping increase the availability of certified fiber to make more environmentally responsible products, like our Domtar EarthChoice® papers.

DOMTAR ANNUAL REVIEW 2009 37

Since 2005, we’ve reduced total direct GHG emissions by

29.7%

—the equivalent of taking 243,000 cars off the road. We mainly use renewable energy sources that are considered carbon neutral to generate energy.

To learn more, visit www.domtar.com/environment

DOMTAR ANNUAL REVIEW 2009 39

Equity Investors

Deleveraging our balance sheet to gain incremental financial flexibility and drive shareholder value was our mantra throughout 2009. We have worked very hard to achieve a sound financial position, and our continued emphasis on financial integrity will provide us with an important competitive advantage as we go forward.

Common Stock

Domtar Corporation’s common stock is dual-listed on both the New York Stock Exchange (NYSE) and the Toronto Stock Exchange (TSX) under the symbol UFS. At December 31, 2009, Domtar Corporation had a total of 42,062,408 shares of common stock issued and outstanding. Domtar’s common stock closed at $55.41 on December 31, 2009 on the NYSE, which corresponded to a market capitalization of $2.4 billion.

Domtar Corporation has been included in the Russell 2000 Index since June 26, 2009, and was in the top-ten holdings of the Index as of December 31, 2009.

Exchangeable Shares

Domtar (Canada) Paper Inc., an indirectly 100% owned subsidiary, has exchangeable shares traded on the TSX under the symbol UFX. At December 31, 2009, Domtar (Canada) Paper Inc. had a total of 982,321 exchangeable shares issued and outstanding. Domtar’s exchangeable shares closed on the TSX at CAD$58.95 on December 31, 2009.

Domtar’s exchangeable shares are intended to be substantially the economic equivalent to shares of our common stock and are currently exchangeable, at any time, at the option of the holder on a one-for-one basis for shares of our common stock.

Price Performance

NEW YORK

The Domtar common stock price increased 176% in 2009 on the NYSE compared to a decrease of 78% in 2008. During the same period, the Russell 2000 Index increased by 25%, the Standard & Poor’s 500 (S&P 500) Index rose by 23% and the S&P 500 Materials Index by 45% .

The share price reached a high of $59.10 and a low of $6.12 in 2009. The highest closing price for Domtar’s common stock during the year was $58.50 on December 23. The lowest closing price was $7.20 on March 3.

TORONTO

The Domtar common stock price increased 134% in 2009 on the TSX compared to a decrease of 73% in 2008. During the same period, the S&P/TSX Composite Index recorded a gain of 31% .. The stock price reached a high of CAD$62.07 and a low of CAD$7.80 in 2009. The highest closing price for Domtar’s common stock during the year was CAD$61.30 on December 23. The lowest closing price was CAD$9.12 on March 5.

Russell Indexes

Russell produces a family of market cap-weighted U.S. equity indexes.

Index membership is determined by ranking the eligible U.S. stocks from largest to smallest market capitalization on an annual basis.

The top 3,000 stocks become the Russell 3000 Index.

The Russell 1000 Index (the largest 1,000 stocks) and the Russell 2000 Index (the next 2,000 stocks) are both subsets of the Russell 3000 Index.

Russell’s U.S. equity index family has over $4.3 trillion in investment assets benchmarked against them.

Source: Russell Investments www.russell.com/Indexes

40    DOMTAR ANNUAL REVIEW 2009

Liquidity

The majority of Domtar common stock is traded on the NYSE. In 2009, the total volume of common stock traded on the NYSE was 166.9 million, representing a value of approximately $4.5 billion. The average daily trading volume of common stock was 662,124 in New York and 32,649 in Toronto.

Reverse Stock Split

At the Annual Meeting of Stockholders held on May 29, 2009, the stockholders authorized the Board of Directors to effect a reverse stock split of the Domtar outstanding shares. On June 10, 2009 at 6:01 p.m. (ET), the reverse stock split of Domtar’s outstanding common stock and exchangeable shares became effective at a split ratio of one for twelve. The action was deemed a success as trading volumes have improved since the reverse stock split.

Dividend

There were no share repurchases in 2009, and Domtar did not pay a dividend.

Holders

At December 31, 2009, Domtar Corporation had 10,047 stockholders of record (registered and non-registered) of common stock. The number of stockholders of record (registered and non-registered) of Domtar (Canada) Paper Inc. exchangeable shares was 11,734.

Domtar’s equity (shares of common stock and exchangeable shares) is estimated to be owned at 78% by investors in the United States and 22% by foreign investors. Foreign investors are predominantly in Canada, Australia and the Netherlands.

Total Ownership in 20091

Weekly Common Stock Price & Volume2 on NYSE

Non U.S. Ownership in 20091

Major Stockholders at December 31, 20093

Institution	Shares	%	Location
Franklin Mutual Advisers, LLC	3,176,090	7.6%	Short Hills, NJ
Caisse de dépôt et placement du Québec	2,944,544	7.0%	Montreal, QC
BlackRock, Inc.	2,941,851	7.0%	New York, NY
Dodge & Cox	2,933,233	7.0%	San Francisco, CA
The Baupost Group, LLC	2,900,000	6.9%	Boston, MA

[1]	Source: Thomson ONE, as at February 24, 2010
[2]	Volumes adjusted to reflect reverse stock split
[3]	Source: SEC filings

DOMTAR ANNUAL REVIEW 2009    41

Debt Investors

Debt is an important part of our capital structure. In spite of the many headwinds we faced in 2009, we forged ahead with our objective of reducing our debt load and improving our overall risk profile. During the year, we successfully completed a refinancing of a portion of our debt in order to push back upcoming maturities and reduce risks. The refinancing has improved our debt structure considerably and helped improve Domtar’s risk profile. We now find ourselves on stronger financial ground.

Recent Actions

On January 1, 2009, Domtar had outstanding $540 million of 7.875% Notes with a maturity in 2011. In order to address this approaching maturity and improve our debt profile, we took the following actions:

•	Issued $400 million of 10.75% Notes due in 2017

•	Used the proceeds, together with cash on-hand, to repurchase a portion of our 7.875% Notes due in 2011

•	Paid down $276 million of the tranche B term loan maturing in 2014 from cash on-hand

•	Paid down $60 million of amounts drawn on the secured revolving credit facility maturing in 2012 from cash on-hand

•	Reduced amounts drawn on the off-balance sheet receivables securitization program by $90 million to $20 million

Strategy

Following the refinancing and our continued efforts to pay down debt, we now have a much improved liquidity position with cash and cash equivalents of $324 million available at the end of December 2009, and no major debt maturities before 2013. We will continue reducing debt with the same focus on cash generation and strict management of our capital expenditures program at levels that support the long-term competitiveness of our assets while providing our employees and the communities where we operate with safe and environmentally sound operations.

Capital Structure

In the management of our debt, we focus on maintaining access to credit markets under flexible terms and conditions. As such, the health of our balance sheet remains at the forefront of our priorities. With the generation of strong free cash flow, we have been able to reduce net debt by more than $1 billion since the creation of Domtar Corporation on March 7, 2007.

Our net debt-to-total capitalization ratio1 stood at 35% as at December 31, 2009. Since March 7, 2007, our net debt-to-total capitalization ratio varied between 35% and 51% .

[1]	Non-GAAP financial measure. Please consult the Reconciliation of Non-GAAP Financial Measures at www.domtar.com.

42    DOMTAR ANNUAL REVIEW 2009

Debt Structure

(in millions of U.S. dollars)	Maturity
Unsecured and notes
7.875% Notes	2011
5.375% Notes	2013
7.125% Notes	2015
9.5% Notes	2016
10.75% Notes	2017
Secured term loan facility	2014
Secured revolving credit facility	2012

Debt Structure

(in millions of U.S. dollars)

Credit Rating

Standard and Poor’s raised its outlook on Domtar to positive on November 24, 2009, citing expected debt reduction and better-than-expected operating performance as reasons for the change in outlook.

Agency	Rating	Valid from	Outlook	Valid from
Standard & Poor’s
Corporate credit rating	BB	July 25, 2008	Positive	November 24, 2009
Senior secured debt	BBB-	July 25, 2008
Senior unsecured debt	BB-	July 25, 2008
Moody’s
Long-term corporate family rating	Ba2	August 13, 2008	Stable	August 13, 2008
Senior secured debt	Baa3	August 13, 2008
Senior unsecured debt	Ba3	August 13, 2008

DOMTAR ANNUAL REVIEW 2009    43

Contacts

Head Office

395 de Maisonneuve Blvd. West

Montreal, QC H3A 1L6 Canada

T  514-848-5555

information@domtar.com

Media Relations

T  514-848-5555

F  514-848-6878

communications@domtar.com

Investor Relations

T  514-848-5555

F  514-848-6878

ir@domtar.com

Sustainability

T  514-848-5176

sustainability@domtar.com

Converting Papers

T  (CAN & USA) 1-800-253-9455

Printing and Publishing Papers

T  (CAN & USA) 1-877-877-4684

Specialty & Premium Papers

T  (CAN) 1-800-267-5290

T  (USA) 1-800-267-0721

Domtar Distribution Group

T  859-292-5000

www.domtardistributiongroup.com

Wood Customer Service

T  514-848-6946

Company Reports

Electronic versions of this 2009 Annual Review, the 2009 Annual Report on Form 10-K, SEC filings, and other corporate publications can be printed on demand by visiting Domtar’s website at www.domtar.com. Hard copies can be obtained by writing to the Corporate Communications and Investor Relations Department at Domtar’s Head Office address.

Upcoming Event:

2010 Annual Meeting of Stockholders

May 5, 2010

Charlotte, North Carolina

Upcoming Publication:

2009 Sustainable Growth Report

Tentative 2010 Earnings Schedule:

First Quarter: April 30, 2010

Second Quarter: July 30, 2010

Third Quarter: October 29, 2010

Fourth Quarter: February 4, 2011

The material contained in this Annual Review is provided for information purposes only, and should not be interpreted as constituting soliciting material in connection with our 2010 Annual Meeting of Stockholders. All relevant information with respect to our 2010 Annual Meeting may be found in our 2010 Proxy Statement and 2009 Annual Report on Form 10-K.

Domtar

Grow with us

Domtar Corporation

Annual Reconciliation of Non-GAAP Financial Measures

The following table sets forth certain non-U.S. generally accepted accounting principles (“GAAP”) financial metrics identified in bold as “Earnings (Loss) Before Items”, “EBITDA”, “EBITDA Margin”, “EBITDA Before Items”, “EBITDA Margin Before Items”, “Free Cash Flow”, “Net Debt” and “Net Debt-to-Total Capitalization.” Management believes that the financial metrics presented are frequently used by investors and are useful to evaluate our ability to service debt and the overall credit profile. Management believes these metrics are also useful to measure the operating performance and benchmark with peers within the industry. These metrics are presented as a complement to enhance the understanding of operating results but not in substitution for GAAP results.

The Company calculates “Earnings (Loss) Before Items” and “EBITDA Before Items” by excluding the after-tax (pre-tax) effect of items considered by management as not typifying the Net earnings (loss) reported under U.S. GAAP. Management uses these measures, as well as EBITDA and Free Cash Flow, to focus on ongoing operations and believes that it is useful to investors because it enables them to perform meaningful comparisons between periods. Domtar believes that using this information along with Net earnings (loss) provides for a more complete analysis of the results of operations. Net earnings (loss) and Cash flow provided from (used for) operating activities are the most directly comparable GAAP measures.

(in millions of U.S. dollars, unless otherwise noted)			2009	2008	2007
Reconciliation of “Earnings (Loss) Before Items” to Net earnings (loss)
	Net earnings (loss)	($)	310	(573)	70
(-)	Alternative fuel tax credits	($)	(336)
(-)	(Gains) Losses on sale of property, plant and equipment	($)	(9)
(+)	Write-down of PP&E / Impairment of PP&E and intangible assets	($)	43	270	62
(+)	Closure and restructuring costs	($)	44	28	9
(-)	Gain on debt repurchase	($)	(6)	(8)
(+)	Impairment of goodwill	($)		321	4
(+)	Valuation allowance on Canadian deferred income tax assets	($)		52
(+)	Costs related to synergies, integration and optimization	($)		19	30
(-)	Reversal of a provision for unfavorable contract	($)		(17)
(-)	Gain related to the sale of trademarks	($)		(4)
(-)	Gains for lawsuit and insurance claim settlements	($)			(35)
(+)	Expenses related to the debt restructuring	($)			17
(-)	Gain related to change in statutory income tax rate	($)			(15)
(-)	Gains related to financial instruments	($)			(11)
(=)	Earnings (Loss) Before Items	($)	46	88	131
(/)	Weighted avg. number of common shares outstanding (diluted)	(millions)	43.2	43.0	39.7
(=)	Earnings (Loss) Before Items per diluted share	($)	1.06	2.05	3.30
Reconciliation of “EBITDA” and “EBITDA Before Items” to Net earnings (loss)
	Net earnings (loss)	($)	310	(573)	70
(+)	Income tax expense (benefit)	($)	180	3	29
(+)	Interest expense	($)	125	133	171
(=)	Operating income (loss)	($)	615	(437)	270
(+)	Depreciation and amortization	($)	405	463	471
(+)	Write-down of PP&E / Impairment of goodwill, PP&E and intangible assets	($)	62	708	96
(=)	EBITDA	($)	1,082	734	837
(/)	Sales	($)	5,465	6,394	5,947
(=)	EBITDA Margin	(%)	20%	11%	14%
(-)	Alternative fuel tax credits	($)	(498)
(-)	(Gains) Losses on sale of property, plant and equipment	($)	(7)
(+)	Closure and restructuring costs	($)	63	43	14
(-)	Reversal of a provision for unfavorable contract	($)		(23)
(+)	Costs related to synergies, integration and optimization	($)		32	48
(-)	Gain related to the sale of trademarks	($)		(6)
(-)	Gains for lawsuit and insurance claim settlements	($)			(51)
(-)	Gains related to financial instruments	($)			(18)
(=)	EBITDA Before Items	($)	640	780	830
(/)	Sales	($)	5,465	6,394	5,947
(=)	EBITDA Margin Before Items	(%)	12%	12%	14%

Annual Reconciliation of Non-GAAP Financial Measures (continued)

(in millions of U.S. dollars, unless otherwise noted)			2009	2008	2007
Reconciliation of “Free Cash Flow” to Cash flow from operating activities
	Cash flow provided from (used for) operating activities	($)	792	197	606
(-)	Additions to property, plant and equipment	($)	(106)	(163)	(116)
(=)	Free Cash Flow	($)	686	34	490
	Cash received from alternative fuel tax credits	($)	140
“Net Debt-to-Total Capitalization” Computation
	Bank indebtedness	($)	43	43	63
(+)	Current portion of long-term debt	($)	11	18	17
(+)	Long-term debt	($)	1,701	2,110	2,213
(=)	Debt	($)	1,755	2,171	2,293
(-)	Cash and cash equivalents	($)	(324)	(16)	(71)
(=)	Net Debt	($)	1,431	2,155	2,222
(+)	Shareholders’ equity	($)	2,662	2,143	3,197
(=)	Total capitalization	($)	4,093	4,298	5,419
	Net debt	($)	1,431	2,155	2,222
(/)	Total capitalization	($)	4,093	4,298	5,419
(=)	Net Debt-to-Total Capitalization	(%)	35%	50%	41%

“Earnings (Loss) Before Items”, “EBITDA”, “EBITDA Margin”, “EBITDA Before Items”, “EBITDA Margin Before Items”, “Free Cash Flow”, “Net Debt” and “Net Debt-to-Total Capitalization” have no standardized meaning prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies and therefore should not be considered in isolation or as a substitute for Net earnings (loss), Operating income (loss) or any other earnings statement, cash flow statement or balance sheet financial information prepared in accordance with GAAP. It is important for readers to understand that certain items may be presented in different lines by different companies on their financial statements thereby leading to different measures for different companies.

Annual Reconciliation of Non-GAAP Financial Measures — By Segment

The following table sets forth certain non-U.S. generally accepted accounting principles (“GAAP”) financial metrics identified as “Operating Income (Loss) Before Items”, “EBITDA Before Items” and “EBITDA Margin Before Items” by reportable segment. Management believes that the financial metrics presented are frequently used by investors and are useful to measure the operating performance and benchmark with peers within the industry. These metrics are presented as a complement to enhance the understanding of operating results but not in substitution for GAAP results.

The company calculates the segmented “Operating Income (Loss) Before Items” by excluding the pre-tax effect of items considered by management as not typifying the segment Operating income (loss) reported under U.S. GAAP. Management uses these measures to focus on ongoing operations and believes that it is useful to investors because it enables them to perform meaningful comparisons between periods. Domtar believes that using this information along with Operating income (loss) provides for a more complete analysis of the results of operations. Operating income (loss) by segment is the most directly comparable GAAP measure.

			Papers		Paper Merchants		Wood		Corporate
(in millions of U.S. dollars, unless otherwise noted)			2009	2008	2009	2008	2009	2008	2009	2008
Reconciliation of Operating income to “Operating Income Before Items”
	Operating income (loss)	($)	650	(369)	7	8	(42)	(73)		(3)
(-)	Alternative fuel tax credits	($)	(498)
(+)	Impairment and write-down of goodwill, PP&E and intangible assets	($)	62	694				14
(+)	Closure and restructuring costs	($)	52	38	2		9	5
(-)	(Gains) Losses on sale of property, plant and equipment	($)	4				(8)		(3)
(+)	Costs related to synergies, integration and optimization	($)		32
(-)	Reversal of a provision for unfavorable contract	($)		(23)
(-)	Gain related to the sale of trademarks	($)		(6)
(=)	Operating Income (Loss) Before Items	($)	270	366	9	8	(41)	(54)	(3)	(3)
Reconciliation of “Operating Income Before Items” to “EBITDA Before Items”
	Operating Income (Loss) Before Items	($)	270	366	9	8	(41)	(54)	(3)	(3)
(+)	Depreciation and amortization	($)	382	435	3	3	20	25
(=)	EBITDA Before Items	($)	652	801	12	11	(21)	(29)	(3)	(3)
(/)	Sales	($)	4,632	5,440	873	990	211	268
(=)	EBITDA Margin Before Items	(%)	14%	15%	1%	1%

“Operating Income (Loss) Before Items”, “EBITDA Before Items” and “EBITDA Margin Before Items” have no standardized meaning prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies and therefore should not be considered in isolation or as a substitute for Operating income (loss), or any other earnings statement, cash flow statement or balance sheet financial information prepared in accordance with GAAP. It is important for readers to understand that certain items may be presented in different lines by different companies on their financial statements thereby leading to different measures for different companies.